                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 of Schroder Capital Funds (Delaware), of our reports dated December 21, 2001, relating to the financial statements and financial highlights of the Schroder Emerging Markets Fund Institutional Portfolis and Schroder Emerging Markets Fund which appear in the October 31, 2001 Annual Reports to Shareholders of Schroder Capital Funds (Delaware) which include the Schroder Emerging Markets Fund Institutional Portfolio and Schroder Emerging Markets Fund. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Schroder Capital Funds (Delaware) Prospectuses and Statements of Additional Information, each dated January 28, 2002, which are incorporated by reference into this Registration Statement.





PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
June 3, 2002